Exhibit 99.1

BROADRIDGE REPORTS THIRD QUARTER 2014 RESULTS

Announces Record YTD Revenue and EPS

Reaffirms Full Year Guidance

LAKE SUCCESS, N.Y., May 9, 2014 – Broadridge Financial Solutions, Inc. (NYSE:BR) today reported financial results for the third quarter of its fiscal year 2014. Results for the three months ended March 31, 2014 compared with the same period last year were as follows:

•	Recurring fee revenues increased 9% to $387 million from $356 million

•	Total revenues increased 5% to $606 million from $577 million

•	Non-GAAP Net earnings increased 11% to $55 million from $50 million

•	GAAP Net earnings increased 17% to $51 million from $43 million

•	Non-GAAP Diluted earnings per share increased 13% to $0.44 from $0.39

•	GAAP Diluted earnings per share increased 17% to $0.41 from $0.35

Richard J. Daly, President and Chief Executive Officer, commented, “Our performance reflects the consistent, successful execution of our growth strategy and was primarily driven by our strong recurring revenue, including Net New Business gains in both business segments and ongoing favorable market-based activities. During the quarter, we introduced new product solutions, won additional clients, and continued to drive efficiencies through our operations. As evidenced by our exceptional client revenue retention rate, we are a trusted business partner. Our sales pipeline is robust and growing, and we anticipate closing at least one large transaction this fiscal year. The momentum in both business segments helped us deliver record financial results for the quarter and year to date, giving us the confidence to anticipate achieving the upper half of our revenue and EPS guidance ranges.”

Mr. Daly concluded, “With the full year headed towards strong record results, our long term confidence continues to grow regarding Broadridge’s value creation opportunities. Driven by the demand for our solutions coupled with favorable market-based activities and increased investments aligned with the trends of digitalization, cost mutualization, and intelligence from our unique data, we believe both business segments are well positioned to drive consistent growth and performance in the future. We believe Broadridge is on track to achieve our goal of top quartile stockholder returns for years to come.”

Financial Results for Third Quarter Fiscal Year 2014

For the third quarter of fiscal year 2014, revenues increased 5% to $606 million, as compared to $577 million for the prior year period. The increase was driven by higher recurring fee revenues of approximately $32 million, or 9%, as a result of Net New Business (defined as recurring revenue closed sales less client losses) and internal growth factors. GAAP Pre-tax margins were 12.7% compared to 11.7% for the previous fiscal year, primarily due to higher revenues and operating leverage coupled with the positive impact of improved productivity from strategic initiatives. Non-GAAP Pre-tax margins were 13.7% as compared to 13.4% for the same period last year.

For the third quarter of fiscal year 2014, GAAP Net earnings increased 17% to $51 million, as compared to $43 million for the prior year period, primarily due to higher revenues and operating leverage coupled with the positive impact of improved productivity from strategic initiatives. Non-GAAP Net earnings were $55 million compared to $50 million for the same period last year. GAAP Diluted earnings per share increased to $0.41 per share, compared to $0.35 per share in the third quarter of fiscal year 2013. Non-GAAP Diluted earnings per share were $0.44 compared to $0.39 per share for the same period last year. Acquisition Amortization and Other Costs decreased GAAP Diluted earnings per share by $0.03 and $0.02 for the three months ended March 31, 2014 and 2013, respectively.

In addition, during the third quarter, the Company repurchased approximately 0.5 million shares of Broadridge common stock at an average price of approximately $38.19 per share.

Analysis of Third Quarter Fiscal Year 2014

Investor Communication Solutions

Revenues for the Investor Communication Solutions segment increased $26 million, or 6%, to $430 million for the third quarter of fiscal year 2014 compared to $404 million for the third quarter of fiscal year 2013. Higher recurring fee revenues contributed $23 million and higher distribution revenues contributed $2 million to the increase in revenues. The positive contribution from recurring fee revenues was driven primarily by Net New Business and higher internal growth from market-based activities. Pre-tax margins increased by 0.3 percentage points to 12.9% as a result of higher recurring fee revenues.

Securities Processing Solutions

Revenues for the Securities Processing Solutions segment increased $8 million, or 5%, to $178 million for the third quarter of fiscal year 2014 compared to $170 million for the third quarter of fiscal year 2013. The increase was the result of higher Net New Business and internal growth as a result of an increase in equity trade volumes. Pre-tax margins increased by 4.3 percentage points to 21.2% as a result of operating leverage and improved productivity from strategic initiatives.

Other

Pre-tax loss increased by $4 million in the third quarter of fiscal year 2014, primarily due to higher interest expense on our Long-term borrowings and an executive separation payment.

Financial Results for Year-to-Date Fiscal Year 2014

For the nine months ended March 31, 2014, revenues increased $106 million, or 7%, to $1,672 million, compared to $1,566 million for the comparable period last year. The increase was driven by a positive contribution from recurring fee revenues of approximately $92 million including Net New Business, higher distribution revenues of $14 million and higher event-driven fee revenues of $9 million. Fluctuations in foreign currency exchange rates negatively impacted revenues by $9 million. GAAP Pre-tax margins of 11.3% increased as compared to 7.7% for the previous fiscal year, primarily due to higher revenues and operating leverage coupled with the positive effect of improved productivity from strategic initiatives. Non-GAAP Pre-tax margins of 12.4% increased as compared to 9.3% for the same period last year.

For the nine months ended March 31, 2014, GAAP Net earnings increased $45 million, or 58%, to $123 million, compared to $78 million for the comparable period last year. Non-GAAP Net earnings were $134 million compared to $94 million in the prior year period. GAAP Diluted earnings per share increased to $0.99 per share compared to $0.62 per share for the comparable period last year. Non-GAAP Diluted earnings per share were $1.08 per share compared to $0.74 per share for the comparable period last year. Acquisition Amortization and Other Costs decreased GAAP Diluted earnings per share by $0.09 and $0.08, respectively, for both the nine months ended March 31, 2014 and 2013.

During the first nine months of fiscal year 2014, recurring revenue closed sales increased 5% to $62 million from last year’s comparable period. Free cash flow was $143 million. Year to date, the Company repurchased approximately 0.9 million shares of Broadridge common stock under its stock repurchase plan at an average price of approximately $36.05 per share. As of March 31, 2014, approximately 5.7 million shares remain available for purchase under the stock repurchase plan.

Fiscal Year 2014 Financial Guidance

The Company is reaffirming its revised full year guidance that was provided in February 2014 with an expectation that revenue and earnings per share results will fall within the upper half of the guidance ranges. The Company anticipates:

•	Recurring revenue growth in the range of 7% to 8%, and total revenue growth in the range of 4% to 5%

•	Non-GAAP Pre-tax margins in the range of 16.4% to 17.0%, and GAAP Pre-tax margins in the range of 15.5% to 16.1%

•	Non-GAAP Diluted earnings per share in the range of $2.15 to $2.25, and GAAP Diluted earnings per share in the range of $2.03 to $2.13, based on diluted weighted-average shares outstanding of approximately 124 million shares

•	Free cash flow in the range of approximately $275 million to $325 million

•	Recurring revenue closed sales in the range of $110 million to $150 million

The Non-GAAP Pre-tax margins and diluted earnings per share guidance ranges exclude the projected impact of Acquisition Amortization and Other Costs. Our guidance does not take into consideration the effect of any future acquisitions, additional debt or share repurchases.

Explanation of the Company’s Use of Non-GAAP Financial Measures

In certain circumstances, results have been presented that are not generally accepted accounting principles measures (“Non-GAAP”) and should be viewed in addition to, and not as a substitute for, the Company’s reported results. These Non-GAAP measures are indicators that management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods. In addition, Broadridge believes this Non-GAAP information helps investors understand the effect of these items on reported results and provides a better representation of the Company’s performance. Accompanying this release is a reconciliation of these Non-GAAP measures to the comparable GAAP measures.

Net earnings, Diluted earnings per share and Pre-tax margins excluding the impact of Acquisition Amortization and Other Costs and Restructuring Charges are Non-GAAP measures. Our fiscal year 2014 Non-GAAP results exclude the impact of Acquisition Amortization and Other Costs, and our fiscal year 2013 Non-GAAP results exclude the impact of Acquisition Amortization and Other Costs and Restructuring Charges. The Company expects to incur certain restructuring and reorganization costs during fiscal year 2014 as part of its normal business operations and may adjust its GAAP earnings results to the extent such restructuring and reorganization costs are significant. To date, the Company has incurred $1.2 million in such costs and deems these costs to be part of our normal business operations. Free cash flow is a Non-GAAP measure and is defined by the Company as cash flow from operating activities, less capital expenditures and purchases of intangibles.

Acquisition Amortization and Other Costs

Acquisition Amortization and Other Costs represent amortization charges associated with intangible asset values as well as other transaction costs associated with the Company’s acquisitions. Acquisition Amortization and Other Costs are recorded in our Cost of revenues in the Condensed Consolidated Statements of Earnings for the three and nine months ended March 31, 2014 and 2013, respectively.

Restructuring Charges

For the three and nine months ended March 31, 2013, there were $4 million and $8 million, respectively, in pre-tax charges primarily related to severance costs resulting from the termination of the outsourcing services agreement between the Company and Penson Worldwide, Inc. These charges were recorded in our Other segment and Cost of revenues in the Condensed Consolidated Statements of Earnings for the three and nine months ended March 31, 2013.

Earnings Conference Call

An analyst conference call will be held today, Friday, May 9, 2014 at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to www.broadridge-ir.com. The presentation will also be available to download and print approximately one hour before the webcast. Broadridge’s news releases, current financial information, SEC filings and Investor Relations presentations are accessible on the same website.

About Broadridge

Broadridge Financial Solutions, Inc. (NYSE:BR) is the leading provider of investor communications and technology-driven solutions for broker-dealers, banks, mutual funds and corporate issuers globally. Broadridge’s investor communications, securities processing and business process outsourcing solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge’s infrastructure underpins proxy voting services for over 90% of public companies and mutual funds in North America, and processes more than $5 trillion in fixed income and equity trades per day. Broadridge employs approximately 6,400 full-time associates in 13 countries. For more information about Broadridge, please visit www.broadridge.com.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, and which may be identified by the use of words such as “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. In particular, information appearing in the “Fiscal Year 2014 Financial Guidance” section are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in

Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2013 (the “2013 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by reference to the factors discussed in the 2013 Annual Report. These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; Broadridge’s reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of Broadridge’s services with favorable pricing terms; changes in laws and regulations affecting Broadridge’s clients or the investor communication services provided by Broadridge; declines in participation and activity in the securities markets; any material breach of Broadridge security affecting its clients’ customer information; the failure of Broadridge’s outsourced data center services provider to provide the anticipated levels of service; a disaster or other significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services; overall market and economic conditions and their impact on the securities markets; Broadridge’s failure to keep pace with changes in technology and demands of its clients; Broadridge’s ability to attract and retain key personnel; the impact of new acquisitions and divestitures; and competitive conditions. Broadridge disclaims any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

Contact Information

Investors:

David Ng

Broadridge Financial Solutions, Inc.

Managing Director, Head of Investor Relations

(516) 472-5491

Broadridge Financial Solutions, Inc.

Condensed Consolidated Statements of Earnings

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
Revenues	$606.3	$576.7	$1,672.1	$1,565.7

Cost of revenues	427.6	426.2	1,210.2	1,203.8
Selling, general and administrative expenses	95.6	79.0	255.1	229.1
Other expenses, net	6.2	3.8	17.9	11.8

Total expenses	529.4	509.0	1,483.2	1,444.7

Earnings before income taxes	76.9	67.7	188.9	121.0
Provision for income taxes	26.1	24.3	66.1	43.5

Net earnings	$50.8	$43.4	$122.8	$77.5

Basic earnings per share	$0.42	$0.36	$1.03	$0.63

Diluted earnings per share	$0.41	$0.35	$0.99	$0.62

Weighted-average shares outstanding:
Basic	119.7	121.2	119.3	122.4
Diluted	124.8	125.0	124.0	125.9
Dividends declared per common share	$0.21	$0.18	$0.63	$0.54

Broadridge Financial Solutions, Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

(Unaudited)

	March 31, 2014	June 30, 2013
Assets
Current assets:
Cash and cash equivalents	$244.4	$266.0
Accounts receivable, net of allowance for doubtful accounts of $3.3 and $3.7, respectively	426.3	442.4
Other current assets	143.5	98.6

Total current assets	814.2	807.0
Property, plant and equipment, net	87.2	80.9
Goodwill	854.7	778.4
Intangible assets, net	137.0	120.6
Other non-current assets	236.8	231.3

Total assets	$2,129.9	$2,018.2

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$124.8	$143.1
Accrued expenses and other current liabilities	220.6	277.2
Deferred revenues	148.3	49.2

Total current liabilities	493.7	469.5
Long-term debt	524.1	524.5
Deferred taxes	58.2	71.2
Deferred revenues	57.3	40.2
Other non-current liabilities	97.7	96.8

Total liabilities	1,231.0	1,202.2

Commitments and contingencies (Note 12)
Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: Authorized, 650.0 shares; issued, 154.5 and 154.5 shares, respectively; outstanding, 119.9 and 119.0 shares, respectively	1.6	1.6
Additional paid-in capital	812.1	783.0
Retained earnings	858.9	811.3
Treasury stock, at cost: 34.6 and 35.5 shares, respectively	(781.5)	(784.1)
Accumulated other comprehensive income	7.8	4.2

Total stockholders’ equity	898.9	816.0

Total liabilities and stockholders’ equity	$2,129.9	$2,018.2

Broadridge Financial Solutions, Inc.

Segment Results

(In millions)

(Unaudited)

	Revenues
	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
Investor Communication Solutions	$430.3	$404.2	$1,152.4	$1,070.5
Securities Processing Solutions	177.9	169.6	520.7	487.3
Other	—	0.1	—	0.1
Foreign currency exchange	(1.9)	2.8	(1.0)	7.8

Total	$606.3	$576.7	$1,672.1	$1,565.7

	Earnings (Loss) before Income Taxes
	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
Investor Communication Solutions	$55.5	$50.8	$117.1	$94.5
Securities Processing Solutions	37.8	28.7	104.1	58.1
Other	(20.0)	(15.9)	(45.3)	(42.9)
Foreign currency exchange	3.6	4.1	13.0	11.3

Total	$76.9	$67.7	$188.9	$121.0

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

(In millions, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
Adjusted net earnings before income taxes (Non-GAAP)	$83.3	$77.2	$206.7	$146.1
Acquisition Amortization and Other Costs	(6.4)	(5.7)	(17.8)	(17.0)
Restructuring Charges	—	(3.8)	—	(8.1)

Earnings before income tax (GAAP)	$76.9	$67.7	$188.9	$121.0

Adjusted Pre-tax margins (Non-GAAP)	13.7%	13.4%	12.4%	9.3%
Pre-tax margins (GAAP)	12.7%	11.7%	11.3%	7.7%

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
Adjusted net earnings (Non-GAAP)	$55.1	$49.5	$134.4	$93.6
Acquisition Amortization and Other Costs, net of taxes	(4.3)	(3.7)	(11.6)	(10.9)
Restructuring Charges, net of taxes	—	(2.4)	—	(5.2)

Net earnings (GAAP)	$50.8	$43.4	$122.8	$77.5

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
Adjusted diluted earnings per share (Non-GAAP)	$0.44	$0.39	$1.08	$0.74
Acquisition Amortization and Other Costs, net of taxes	(0.03)	(0.02)	(0.09)	(0.08)
Restructuring Charges, net of taxes	—	(0.02)	—	(0.04)

Diluted earnings per share (GAAP)	$0.41	$0.35	$0.99	$0.62

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

EBIT Reconciliation

(In millions)

	Q3 YTD FY14	FY14 Guidance Range
	Actuals	Low	High
Adjusted EBIT (Non-GAAP)	$207	$417	$437
Acquisition Amortization and Other Costs	18	23	23
Interest and Other	(18)	(25)	(25)

Total Adjusted EBT (Non-GAAP)	207	414	434
Acquisition Amortization and Other Costs	(18)	(23)	(23)
Restructuring Charges	—	—	—

Total EBT (GAAP)	$189	$392	$412

Adjusted EBIT margins (Non-GAAP)	12.4%	16.5%	17.1%
Adjusted EBT margins (Non-GAAP)	12.4%	16.4%	17.0%
EBT margins (GAAP)	11.3%	15.5%	16.1%

NOTE: Amounts in this table may not sum to totals due to rounding.

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

Fiscal Year 2014 Guidance

(In millions, except per share amounts)

	FY14 Guidance Range (a)
	Low	High
Adjusted Earnings before income taxes (Non-GAAP)	$414	$434
Acquisition Amortization and Other Costs	(23)	(23)

Earnings before income taxes (GAAP)	$392	412

Adjusted Pre-tax margins (Non-GAAP)	16.4%	17.0%
Pre-tax margins (GAAP)	15.5%	16.1%

	FY14 Guidance Range (a)
	Low	High
Adjusted Diluted earnings per share (Non-GAAP)	$2.15	$2.25
Acquisition Amortization and Other Costs	(0.12)	(0.12)

Diluted earnings per share (GAAP)	$2.03	$2.13

(a)	Guidance does not take into consideration the effect of any future acquisitions, additional debt and/or share repurchases.

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

Free Cash Flow

(In millions)

	Q3 YTD FY14	FY14 Guidance Range
	Actuals	Low	High
Net Earnings (GAAP)	$123	$252	$265
Depreciation and amortization (includes other LT assets)	72	100	110
Stock-based compensation expense	25	33	35
Other	(17)	(5)	5

Subtotal	203	380	415
Working capital changes	(6)	(5)	5
Long-term assets & liabilities changes	(10)	(35)	(35)

Net cash flow provided by operating activities	187	340	385
Cash Flows from Investing Activities
Capital expenditures and software purchases	(44)	(65)	(60)

Free cash flow (Non-GAAP)	$143	$275	$325

(a)	Guidance does not take into consideration the effect of any future acquisitions, additional debt and/or share repurchases.